Exhibit 99.1

Gyre Therapeutics Announces the Appointment of Dan Weng, M.D., to Board of Directors

SAN DIEGO, August 22, 2025 (GLOBE NEWSWIRE) – Gyre Therapeutics (“Gyre”) (Nasdaq: GYRE), an innovative, commercial-stage biopharmaceutical company dedicated to advancing fibrosis-first therapies across organ systems affected by chronic disease, today announced the appointment of Dan Weng, M.D., to its Board of Directors (the “Board”) effective August 18, 2025.

Dr. Weng has served as President and Chief Executive Officer of Medelis, Inc., a specialty oncology contract research organization (“CRO”), since 2018. From 2013 to 2017, he served as Chairman, President, and Chief Executive Officer of EPS International Holding Co., a subsidiary of EPS Holdings, Inc., a global CRO where he oversaw significant growth, both organically and through M&A in Asia, and played an active role in corporate strategy and investor relations. Prior to that, Dr. Weng held executive positions at international CROs including MedPace, Inc., ICON Plc, PharmaNet Development Group, and Quintiles Translational Corp. Dr. Weng also held research positions at Harvard Medical School, Massachusetts General Hospital, and the University of California.

Dr. Weng holds an M.D. from the Tongji Medical University, and an M.A. in Health Planning, Policy and Management from the University of Leeds.

“We are pleased to welcome Dr. Weng to our Board at this pivotal time in Gyre’s evolution. Dan brings nearly four decades of experience in managing global clinical trials across a range of therapeutic areas,” said Ping Zhang, Executive Chairman and Interim Chief Executive Officer of Gyre. “His strategic insight and extensive regulatory experience will be invaluable as we continue to expand our commercial reach and advance our multi-national pipeline.”

About Gyre Pharmaceuticals

Gyre Pharmaceuticals is a commercial-stage biopharmaceutical company committed to the research, development, manufacturing and commercialization of innovative drugs for organ fibrosis. Its flagship product, ETUARY® (Pirfenidone capsule), was the first approved treatment for IPF in the PRC in 2011 and has maintained a prominent market share (2024 net sales of $105.0 million). In addition, Gyre Pharmaceuticals’ pipeline includes Hydronidone, a structural analogue of pirfenidone, which demonstrated statistically significant fibrosis regression after 52 weeks of treatment in a pivotal Phase 3 clinical trial in CHB-associated liver fibrosis in the PRC. Hydronidone received Breakthrough Therapy designation by the NMPA Center for Drug Evaluation in March 2021 and NDA filing is expected in the third quarter of 2025. Gyre Pharmaceuticals is also developing treatments for PD, DKD, RILI with or without immune-related pneumonitis, COPD, PAH and ALF/ACLF.

About Gyre Therapeutics

Gyre Therapeutics is a biopharmaceutical company headquartered in San Diego, CA, primarily focused on the development and commercialization of Hydronidone for liver fibrosis, including MASH, in the United States. Gyre’s strategy builds on its experience in mechanistic studies using MASH rodent models and clinical studies in CHB-induced liver fibrosis. In the People’s Republic of China, Gyre is advancing a broad pipeline through its indirect controlling interest in Gyre Pharmaceuticals, including therapeutic expansions of ETUARY®, and development programs for F573, F528, and F230.

For Investors:

David Zhang
Gyre Therapeutics
david.zhang@gyretx.com